Exhibit 99.1
MEDIAALPHA ANNOUNCES THIRD QUARTER 2025
FINANCIAL RESULTS
Third Quarter Revenue Growth of 18% and Transaction Value Growth of 30%;
Record Transaction Value of $548 million in Property & Casualty Insurance Vertical

Third Quarter Net Income of $17.6 million; Adjusted EBITDA(1)of $29.1 million

New $50 million Share Repurchase Program Authorized by Board of Directors

Los Angeles, CA (October 29, 2025) – MediaAlpha, Inc. (NYSE: MAX) ("MediaAlpha" or the "Company"), today announced its financial results for the third quarter ended September 30, 2025.

“We delivered record third quarter results, driven by continued robust growth in our Property & Casualty (P&C) insurance vertical as carrier demand intensified and our partner base expanded,” said Steve Yi, CEO of MediaAlpha. “More auto insurance carriers are focusing on growth as they restore underwriting profitably, driving increased advertising budgets across the industry. We expect sustained growth in our P&C vertical as these increases continue, with broader participation in our marketplace having a positive effect on our profitability.”

Yi continued, “Consistent with our continued commitment to delivering long-term value for shareholders, our Board has authorized an additional $50 million share repurchase program. We believe buying back our stock, particularly at the current share price level, is an attractive use of cash.”

Third Quarter 2025 Financial Results
•Revenue of $306.5 million, an increase of 18% year over year;
•Transaction Value of $589.3 million, an increase of 30% year over year;
◦Transaction Value from Property & Casualty up 41% year over year to $548 million
◦Transaction Value from Health down 40% year over year to $33 million
•Gross margin of 14.2%, compared with 15.1% in the third quarter of 2024;
•Contribution Margin(1) of 14.9%, compared with 16.0% in the third quarter of 2024;
•Net income was $17.6 million, compared with net income of $11.9 million in the third quarter of 2024;
•Adjusted EBITDA(1) was $29.1 million, compared with $26.3 million in the third quarter of 2024;
•Repurchased approximately 3.2 million shares for $32.9 million ($10.17 per share).

(1)A reconciliation of GAAP to Non-GAAP financial measures has been provided at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook
Our guidance for the fourth quarter of 2025 reflects continued positive momentum. We expect Transaction Value in our P&C insurance vertical to grow approximately 45% year over year in the fourth quarter, driven by strong carrier growth investment and continued share gains. We expect fourth quarter Transaction Value in our Health insurance vertical, which includes both Medicare and under-65 health, to decline approximately 45% year over year, driven primarily by under-65 health, which is stabilizing at a lower baseline.
On a year-over-year basis, we expect fourth quarter Transaction Value and Contribution from under-65 health to decline by $34 million - $38 million (61% - 68%) and $8 million - $9 million (80% - 90%), respectively.

For the fourth quarter of 2025, MediaAlpha currently expects the following:
•Transaction Value between $620 million - $645 million, representing a 27% year-over-year increase at the midpoint of the guidance range. Excluding under-65 health, we expect Transaction Value to be up 38% year over year at the midpoint.
•Revenue between $280 million - $300 million, representing a 4% year-over-year decrease at the midpoint of the guidance range.
•Adjusted EBITDA between $27.5 million - $29.5 million, representing a 22% year-over-year decrease at the midpoint of the guidance range, including an $8 million - $9 million year-over-year decline in Contribution from under-65. Excluding under-65 health, we expect Contribution to increase by high single digits and Adjusted EBITDA to be roughly flat year over year. We expect Contribution less Adjusted EBITDA to be approximately the same as the Q3 2025 level.
With respect to the Company’s projections of Adjusted EBITDA and Contribution under “Financial Outlook,” MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss), or of Contribution to gross profit, because the Company is unable to predict with reasonable certainty the reconciling items that may affect the corresponding GAAP measures without unreasonable effort. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the corresponding GAAP measures for the applicable period.
For a detailed explanation of the Company’s non-GAAP measures, please refer to the appendix section of this press release.

Additional Information Regarding Share Repurchase Program
On October 28, 2025, the Company's Board of Directors authorized a new Share Repurchase Program to repurchase up to $50 million of shares of Class A common stock. The Company may repurchase such shares through open market transactions, privately negotiated transactions, preset trading plans, block trades or any combination of such methods. The timing and amount of any share repurchases will be determined by the Company’s management in its discretion based on their ongoing evaluation of market and economic conditions, the trading price and volume of the Company’s Class A common stock, the Company’s capital needs and investment opportunities, and other factors. The Repurchase Program is expected to be completed by the end of 2026, but may be suspended or discontinued at any time, and does not obligate the Company to acquire any amount of Class A common stock.

Conference Call Information
MediaAlpha will host a Q&A conference call today to discuss the Company's third quarter 2025 results and its financial outlook for the fourth quarter of 2025 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live audio webcast of the call will be available on the MediaAlpha Investor Relations website at https://investors.mediaalpha.com. To register for the webcast, click here. Participants may also dial-in, toll-free, at (800) 715-9871 or (646) 307-1963, with passcode 8453843. An audio replay of the conference call will be available following the call and available on the MediaAlpha Investor Relations website at https://investors.mediaalpha.com.
The Company has also posted a letter to shareholders on its investor relations website. MediaAlpha has used, and intends to continue to use, its investor relations website at https://investors.mediaalpha.com as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements that more P&C carriers are focusing on growth, driving increased advertising budgets; our expectation that increases in P&C marketing spend and broader carrier participation in our marketplace will have a positive effect on our profitability; our expectations regarding the timing and amounts of share repurchases; and our financial outlook for the fourth quarter of 2025. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 24, 2025 and the Forms 10-Q filed on April 30, 2025, August 6, 2025, and to be filed on October 29, 2025. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Non-GAAP Financial Measures and Operating Metrics
This press release includes Adjusted EBITDA, Contribution, and Contribution Margin, which are non-GAAP financial measures. The Company also presents Transaction Value, which is an operating metric not presented in accordance with GAAP. See the appendix for definitions of Adjusted EBITDA, Contribution, Contribution Margin and Transaction Value, as well as reconciliations to the corresponding GAAP financial metrics, as applicable.
We present Transaction Value, Adjusted EBITDA, Contribution, and Contribution Margin because they are used extensively by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. Accordingly, we believe that Transaction Value, Adjusted EBITDA and Contribution Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Each of Transaction Value, Adjusted EBITDA and Contribution Margin has limitations as a financial measure and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,200 active partners, excluding our agent partners, we connect insurance carriers with online shoppers and generated nearly 119 million Consumer Referrals in 2024. Our programmatic advertising technology powered $2.0 billion in spend over the past four quarters on brand, comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries. For more information, please visit www.mediaalpha.com.
Contacts:
Investors
Denise Garcia
Hayflower Partners
Denise@HayflowerPartners.com

MediaAlpha, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited; in thousands, except share data and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$38,841	$43,266
Restricted cash	33,500	—
Accounts receivable, net of allowance for credit losses of $958 and $1,005, respectively	129,171	142,932
Prepaid expenses and other current assets	4,226	3,711
Total current assets	205,738	189,909
Intangible assets, net	4,102	19,985
Goodwill	47,739	47,739
Other assets	8,651	4,814
Total assets	$266,230	$262,447
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$102,681	$105,563
Accrued expenses	65,001	18,542
Current portion of long-term debt	22,001	8,849
Total current liabilities	189,683	132,954
Long-term debt, net of current portion	133,686	153,596
Liabilities under tax receivables agreement, net of current portion	—	7,006
Other long-term liabilities	8,638	15,123
Total liabilities	$332,007	$308,679
Commitments and contingencies
Stockholders' deficit
Class A common stock, $0.01 par value - 1.0 billion shares authorized; 56.9 million and 55.5 million shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	569	555
Class B common stock, $0.01 par value - 100 million shares authorized; 8.3 million and 11.6 million shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	83	116
Preferred stock, $0.01 par value - 50 million shares authorized; 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	481,309	507,640
Accumulated deficit	(511,716)	(505,933)
Total stockholders' (deficit) equity attributable to MediaAlpha, Inc.	$(29,755)	$2,378
Non-controlling interests	(36,022)	(48,610)
Total stockholders' deficit	$(65,777)	$(46,232)
Total liabilities and stockholders' deficit	$266,230	$262,447

MediaAlpha, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited; in thousands, except share data and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$306,514	$259,133	$822,445	$564,056
Costs and operating expenses
Cost of revenue	263,108	219,907	699,713	469,465
Sales and marketing	5,224	6,496	16,078	18,608
Product development	5,829	5,328	16,068	14,743
General and administrative	12,620	11,794	77,363	36,767
Write-off of intangible assets	—	—	13,416	—
Total costs and operating expenses	286,781	243,525	822,638	539,583
Income (loss) from operations	19,733	15,608	(193)	24,473
Other (income), net	(772)	(154)	(1,923)	(1,971)
Interest expense	2,808	3,562	8,633	11,158
Total other expense, net	2,036	3,408	6,710	9,187
Income (loss) before income taxes	17,697	12,200	(6,903)	15,286
Income tax expense	54	312	321	469
Net income (loss)	$17,643	$11,888	$(7,224)	$14,817
Net income (loss) attributable to non-controlling interest	2,736	2,406	(1,441)	2,828
Net income (loss) attributable to MediaAlpha, Inc.	$14,907	$9,482	$(5,783)	$11,989
Net income (loss) per share of Class A common stock
-Basic	$0.26	$0.17	$(0.10)	$0.23
-Diluted	$0.26	$0.17	$(0.11)	$0.22
Weighted average shares of Class A common stock outstanding
-Basic	56,617,837	54,909,772	56,134,035	52,293,622
-Diluted	56,617,837	54,909,772	67,420,272	66,087,041

MediaAlpha, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(7,224)	$14,817
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity-based compensation expense	22,798	26,452
Non-cash lease expense	688	596
Depreciation expense on property and equipment	201	191
Amortization of intangible assets	2,467	4,827
Amortization of deferred debt issuance costs	518	569
Write-off of intangible assets	13,416	—
Credit losses	(13)	519
Tax receivables agreement liability related adjustments	(80)	—
Changes in operating assets and liabilities:
Accounts receivable	13,774	(73,560)
Prepaid expenses and other current assets	(382)	547
Other assets	(4,039)	375
Accounts payable	(2,882)	53,298
Accrued expenses	33,804	2,712
Net cash provided by operating activities	$73,046	$31,343
Cash flows from investing activities
Purchases of property and equipment	(300)	(207)
Acquisition of intangible assets	—	(400)
Net cash (used in) investing activities	$(300)	$(607)
Cash flows from financing activities
Repayments on long-term debt	(7,125)	(10,172)
Payments of debt issuance costs	(284)	—
Repurchases of Class A common stock	(32,893)	—
Contributions from QLH’s members	433	756
Distributions to non-controlling interests	(841)	(1,111)
Shares withheld for taxes on vesting of restricted stock units	(2,961)	(5,176)
Net cash (used in) financing activities	$(43,671)	$(15,703)
Net increase in cash and cash equivalents and restricted cash	29,075	15,033
Cash and cash equivalents and restricted cash, beginning of period	43,266	17,271
Cash and cash equivalents and restricted cash, end of period	$72,341	$32,304

Key business and operating metrics and Non-GAAP financial measures
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, revenue recognized represents the fees paid by our Demand Partners for Consumer Referrals sold and is equal to the Transaction Value and revenue share payments to our Supply Partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the Demand Partner or Supply Partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2025	2024	2025	2024
Open Marketplace transactions	$299,815	$253,016	$803,514	$546,949
Percentage of total Transaction Value	50.9%	56.0%	52.1%	55.1%
Private Marketplace transactions	289,488	198,759	739,669	445,742
Percentage of total Transaction Value	49.1%	44.0%	47.9%	44.9%
Total Transaction Value	$589,303	$451,775	$1,543,183	$992,691

The following table presents Transaction Value by vertical for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2025	2024	2025	2024
Property & Casualty insurance	$548,225	$387,451	$1,390,423	$777,521
Percentage of total Transaction Value	93.0%	85.8%	90.1%	78.3%
Health insurance	33,480	55,615	128,572	179,980
Percentage of total Transaction Value	5.7%	12.3%	8.3%	18.1%
Life insurance	7,320	6,261	21,095	24,384
Percentage of total Transaction Value	1.2%	1.4%	1.4%	2.5%
Other(1)	278	2,448	3,093	10,806
Percentage of total Transaction Value	0.1%	0.5%	0.2%	1.1%
Total Transaction Value	$589,303	$451,775	$1,543,183	$992,691
(1)Our other verticals include Travel and Consumer Finance.

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our Supply Partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our Supply Partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Revenue	$306,514	$259,133	$822,445	$564,056
Less cost of revenue	(263,108)	(219,907)	(699,713)	(469,465)
Gross profit	$43,406	$39,226	$122,732	$94,591
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	265	405	836	2,654
Salaries, wages, and related	707	907	2,308	2,474
Internet and hosting	199	145	570	402
Other expenses	213	170	580	539
Depreciation	5	5	17	15
Other services	616	549	1,856	2,008
Merchant-related fees	204	75	534	217
Contribution	$45,615	$41,482	$129,433	$102,900
Gross margin	14.2%	15.1%	14.9%	16.8%
Contribution Margin	14.9%	16.0%	15.7%	18.2%

Adjusted EBITDA
We define “Adjusted EBITDA” as net income (loss) excluding interest expense, income tax expense (benefit), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax expense (benefit), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net income (loss)	$17,643	$11,888	$(7,224)	$14,817
Equity-based compensation expense	7,662	8,597	22,798	26,452
Interest expense	2,808	3,562	8,633	11,158
Income tax expense	54	312	321	469
Depreciation expense on property and equipment	71	65	201	191
Amortization of intangible assets	511	1,609	2,467	4,827
Transaction expenses(1)	303	(45)	303	1,172
Write-off of intangible assets(2)	—	—	13,416	—
Contract settlement(3)	—	—	—	(1,725)
Changes in TRA related liability	(159)	—	(80)	—
Changes in Tax Indemnification Receivable	(5)	(84)	(211)	(86)
Legal expenses(4)	191	367	42,333	2,155
Adjusted EBITDA	$29,079	$26,271	$82,957	$59,430
(1)Transaction expenses consist of $0.3 million of legal and accounting fees incurred for the three and nine months ended September 30, 2025, respectively, in connection with an amendment to the 2021 Credit Facilities. Transaction expenses consist of immaterial expenses and $1.2 million of legal and accounting fees incurred by us for the three and nine months ended September 30, 2024, respectively, in connection with resale registration statements filed with the SEC.
(2)Write-off of intangible assets for the nine months ended September 30, 2025 consist of a charge of $13.4 million related to the write-off of customer relationships and trademarks, trade names, and domain names intangible assets acquired as part of the acquisition of Customer Helper Team, LLC.

(3)Contract settlement consists of $1.7 million of income for the nine months ended September 30, 2024 recorded in connection with a one-time contract termination fee receivable from one of our partners in the Health vertical that ceased operations during the nine months ended September 30, 2024.
(4)Legal expenses of $0.2 million and $42.3 million for the three and nine months ended September 30, 2025, respectively, consist of increases of $0.0 million and $38.0 million, respectively, to the loss reserve established in connection with the FTC Matter and legal fees and costs incurred in connection with such matter. Legal expenses of $0.4 million and $2.2 million for the three and nine months ended September 30, 2024, consist of legal fees and costs incurred in connection with the FTC Matter.